Exhibit 99.1

Coach Industries Group, Inc – CIGI- Appoints Pamela H. Jarratt to the Board of Directors

COOPER CITY, Fla.—(BUSINESS WIRE) — January 23, 2006 — Coach Industries Group, Inc. (“Coach”) (OTCBB:CIGI - News), which offers an array of financial services to commercial fleet operators, today announced the appointment of Pamela H. Jarratt as an Independent Director to the Board of Directors of the Company effective January 23, 2006. Ms. Jarratt will also chair the Audit Committee for the Board.

Mrs. Jarratt currently works as an independent consultant for such firms as Crowe Chizek/Dominion Advisors, International Monetary Fund and previously for Wachovia Bank. Her primary responsibilities include the development and review of clients AML/CFT related policies and procedures. Prior to her consulting role she worked with PricewaterhouseCoopers as a director of Internal Audit Services in the Company’s Global Risk Management division. Mrs. Jarratt also spent 8 years working with BankAtlantic, FSB as a Senior Vice President and a Director of the Internal Audit committee. Mrs. Jarratt is a graduate of Florida Atlantic University with a Bachelors of Business Administration in Accounting and is registered CPA in the state of Florida.

Francis O’Donnell, Chairman and Chief Executive Officer of Coach commented, “Mrs. Jarratt brings critical experience and prestige to our Company as we continue our growth and maturation. Currently a consultant to the International Monetary Fund, Pamela is helping developing countries establish Anti-money Laundering practices designed to make our world a safer place to live. As Director of Internal Audit Services for PricewaterhouseCoopers and BankAtlantic, FSB, Pam developed risk assessment plans and internal audit procedures that supported growth, profitability and success.”

“We are excited to have Pam as a member of the Board of Directors of Coach Industries. Her vast experience will enhance the talents of our existing management team as we grow our company and continue our efforts to create shareholder value” further commented Mr. O’Donnell.

About Coach Industries Group, Inc.

Coach Industries Group, Inc. (OTCBB: CIGI - News; “Coach”), is a holding company focused on providing financial services and the manufacturing of luxury limousine and specialty vehicles to Commercial Fleet Operators.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

Coach Industries Group, Inc., Cooper City

William Needham, 561-487-2248

IR@cigi.cc

Or

Investors:

Alliance Advisors, LLC

Alan Sheinwald, 914-244-0062

asheinwald@allianceadvisors.net

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